                                                                   EXHIBIT 10.26


--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT


                                     Between


                                  TADIRAN LTD.


                                       and


                           CALIFORNIA MICROWAVE, INC.






                            Dated as of March 1, 1998

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                   Page No.
                                                                                   --------
ARTICLE I............................................................................  1
        SALE AND PURCHASE OF THE ASSETS..............................................  1
               1.1    Assets.........................................................  1
               1.2    Excluded Assets................................................  3
               1.3    Books and Records; Intellectual Property.......................  4

ARTICLE II...........................................................................  4
        THE CLOSING..................................................................  4
               2.1    Place and Date.................................................  4
               2.2    Purchase Price.................................................  4
               2.3    Allocation of Purchase Price...................................  5
               2.4    Assumption of Liabilities......................................  5
               2.5    Excluded Liabilities...........................................  6
               2.6    Consent of Third Parties.......................................  8
               2.7    Adjustment of Cash Portion.....................................  9
                      (a)    Preparation of Estimated Closing
                             Statement of Net Assets.................................  9
                      (b)    Calculation of Adjustment...............................  9
                      (c)    Preparation of Closing Statement of
                             Net Assets..............................................  9
                      (d)    Certain Procedures...................................... 11
                      (e)    Review of Closing Statement of Net
                             Assets.................................................. 12
                      (f)    Resolution.............................................. 13
                      (g) Non-Transferred Foreign Cash............................... 13

ARTICLE III.......................................................................... 14
        REPRESENTATIONS AND WARRANTIES OF SELLER..................................... 14
               3.1    Authorization, etc............................................. 14
               3.2    Corporate Status............................................... 14
               3.3    No Conflicts, etc.............................................. 15
               3.4    Financial Statements........................................... 15
               3.5    Absence of Undisclosed Liabilities............................. 16
               3.6    Taxes.......................................................... 16
               3.7    Absence of Changes............................................. 16
               3.8    Litigation..................................................... 18
               3.9    Compliance with Laws; Governmental
                      Approvals and Consents; Governmental
                      Contracts...................................................... 18
               3.10   Assets......................................................... 19
               3.11   Contracts...................................................... 20
               3.12   Territorial Restrictions....................................... 23
               3.13   Inventories.................................................... 23
               3.14   Receivables.................................................... 23
               3.15   Product Warranties............................................. 23
               3.16   Intellectual Property.......................................... 24
               3.17   Insurance...................................................... 24

                                TABLE OF CONTENTS

                                                                                   Page No.
                                                                                   --------
               3.18   Real Property Leases........................................... 24
               3.19   Environmental Matters.......................................... 25
                      (a)    Compliance with Environmental Law....................... 25
                      (b)    Other Environmental Matters............................. 25
               3.20   Employees, Labor Matters, etc.................................. 25
               3.21   Employee Benefit Plans and Related
                      Matters........................................................ 26
                      (a)    Employee Benefit Plans.................................. 26
                      (b)    Compliance; Liability................................... 26
               3.22   Brokers, Finders, etc.......................................... 26
               3.23   Suppliers and Customers........................................ 27
               3.24   Order Backlog.................................................. 27
               3.25   Disclosure..................................................... 27
               3.26   Year 2000...................................................... 28
               3.27   No Transition Services......................................... 28

ARTICLE IV........................................................................... 28
        REPRESENTATIONS AND WARRANTIES OF BUYER...................................... 28
               4.1    Corporate Status; Authorization, Etc........................... 28
               4.2    No Conflicts, etc.............................................. 29
               4.3    Litigation..................................................... 29
               4.4    Brokers, Finders, etc.......................................... 29
               4.5    Adequate Funds................................................. 29

ARTICLE V............................................................................ 30
        COVENANTS.................................................................... 30
               5.1    Covenants of Seller............................................ 30
                      (a)    Public Announcements.................................... 30
                      (b)    Conduct of Business..................................... 30
                      (c)    Access and Information.................................. 31
                      (d)    Further Actions......................................... 32
                      (e)    Further Assurances...................................... 32
                      (f)    Noncompete.............................................. 33
                      (g)    No Solicitation......................................... 34
                      (h)    Post-Closing Confidentiality............................ 34
                      (i)    Mail; Payments.......................................... 34
                      (j)    Performance of Contracts................................ 34
                      (k)    On-Site Buyer Representative............................ 35
                      (l)    Seller Foreign Subsidiaries............................. 35
                      (m)    Certain Environmental and Safety
                             Matters................................................. 35
               5.2    Covenants of Buyer............................................. 35
                      (a)    Public Announcements.................................... 35
                      (b)    Further Actions......................................... 35
                      (c)    Further Assurances...................................... 36
                      (d)    Use of Business Names by Buyer.......................... 36
                      (e)    Substitute Letters of Credit and
                             Bonds................................................... 37

                                TABLE OF CONTENTS

                                                                                   Page No.
                                                                                   --------
                      (f)    Reimbursement of Certain Severance
                             Obligations............................................. 37
                      (g)    Factored Accounts Receivable............................ 38
                      (h)    Shareholders' Meetings.................................. 38

ARTICLE VI........................................................................... 39
        CONDITIONS PRECEDENT......................................................... 39
               6.1    Conditions to Obligations of Each Party........................ 39
                      (a)    HSR Act and Exon-Florio................................. 39
                      (b)    No Injunction, etc...................................... 39
                      (c)    Supply and License Agreements........................... 39
               6.2    Conditions to Obligations of Buyer............................. 39
                      (a)    Representations, Performance............................ 39
                      (b)    No Material Adverse Change.............................. 40
                      (c)    Consents................................................ 40
                      (d)    Corporate Proceedings................................... 40
                      (e)    Transfer Documents...................................... 40
                      (f)    Environmental Reports................................... 41
               6.3    Conditions to Obligations of Seller............................ 41
                      (a)    Representations, Performance, etc....................... 41
                      (b)    Assumption Agreement.................................... 42
                      (c)    Corporate Proceedings................................... 42
                      (d)    Consents and Approvals.................................. 42

ARTICLE VII.......................................................................... 42
        EMPLOYEES AND EMPLOYEE BENEFIT PLANS......................................... 42
               7.1    Employment of Seller's Employees............................... 42
               7.2    Welfare and Fringe Benefit Plans............................... 43

ARTICLE VIII......................................................................... 43
        TERMINATION.................................................................. 43
               8.1    Termination.................................................... 43
               8.2    Effect of Termination.......................................... 44

ARTICLE IX........................................................................... 44
        INDEMNIFICATION.............................................................. 44
               9.1    By Seller...................................................... 44
               9.2    By Buyer....................................................... 45
               9.3    Adjustments to Indemnification Payments........................ 46
               9.4    Indemnification Procedures..................................... 46
               9.5    Expiration of Representations and
                      Warranties, etc................................................ 47
               9.6    Exclusive Remedy............................................... 48
               9.7    Set-Off........................................................ 48

ARTICLE X............................................................................ 48
        DEFINITIONS, MISCELLANEOUS................................................... 48
               10.1   Definition of Certain Terms.................................... 48
               10.2   Expenses....................................................... 55

                                TABLE OF CONTENTS

                                                                                   Page No.
                                                                                   --------
               10.3   Severability................................................... 56
               10.4   Notices........................................................ 56
               10.5   Miscellaneous.................................................. 57
                      (a)    Headings................................................ 57
                      (b)    Entire Agreement........................................ 57
                      (c)    Counterparts............................................ 57
                      (d)    Governing Law, etc...................................... 57
                      (e)    Bulk Sales.............................................. 58
                      (f)    Binding Effect.......................................... 58
                      (g)    Assignment.............................................. 58
                      (h)    No Third Party Beneficiaries............................ 58
                      (i)    Amendment; Waivers, etc................................. 58
               10.6   Arbitration Procedure.......................................... 59
               10.7   Attorneys Fees................................................. 61
               10.8   Liability for Transfer Taxes................................... 61
        10.9   Notification of Certain Claims........................................ 61

                                    EXHIBITS

        EXHIBIT A            Form of Cross-License Agreement
        EXHIBIT B            Memorandum Regarding Year 2000

                                    SCHEDULES

SCHEDULE 1.2                 Excluded Assets
SCHEDULE 2.4(a)              Retention Incentive Agreements
SCHEDULE 3.2(b)              Qualification to Do Business; Good
                             Standing
SCHEDULE 3.3                 Conflicts
SCHEDULE 3.4                 December Balance Sheet
SCHEDULE 3.5                 Undisclosed Liabilities
SCHEDULE 3.6(a)              Contested Taxes
SCHEDULE 3.7                 Absence of Changes
SCHEDULE 3.7(a)              Results Shown and Changes Forecast
SCHEDULE 3.8                 Litigation
SCHEDULE 3.9(a)              Compliance with Laws
SCHEDULE 3.9(b)              Governmental Approvals and other Consents
SCHEDULE 3.9(c)              Government Contracts
SCHEDULE 3.10                Asset Exceptions
SCHEDULE 3.11(a)             Contracts
SCHEDULE 3.11(c)             Defaults and Consents under Contracts
SCHEDULE 3.13                Inventory Exceptions
SCHEDULE 3.14(a)             Accounts Receivable Aging Report
SCHEDULE 3.14(b)             Doubtful Accounts
SCHEDULE 3.15                Product Warranties
SCHEDULE 3.16(a)             Owned Intellectual Property
SCHEDULE 3.16(b)             Intellectual Property Licensing
                             Arrangements
SCHEDULE 3.16(c)             Infringement by Third Parties
SCHEDULE 3.16(d)             Claims by Third Parties
SCHEDULE 3.17                Insurance
SCHEDULE 3.18                Real Property Leases
SCHEDULE 3.19(a)             Environmental Matters
SCHEDULE 3.21(a)             Employee Benefit Plans
SCHEDULE 3.23                Suppliers and Customers
SCHEDULE 3.24                Backlog
SCHEDULE 4.2                 Governmental Approvals and other Consents
SCHEDULE 5.1(m)              Environmental, Safety and Health Matters
SCHEDULE 5.2(e)              Letters of Credit; Performance and Surety
                             Bonds
SCHEDULE 5.2(f)              Severance Agreements
SCHEDULE 6.2(c)              Consents

SCHEDULE 7.1                 Employees

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of March 1, 1998, between Tadiran Ltd., an Israeli corporation ("Buyer") and California Microwave, Inc., a Delaware corporation (the "Seller").


                                R E C I T A L S:

     A. Seller conducts several businesses. One of such businesses is manufacturing, marketing and selling microwave transmission radios and related products in the United States and certain other countries through an unincorporated division (the "MN Division") created by the combination of Microwave Networks, Incorporated ("MNI"), TeleSciences Transmission Systems, Inc. ("TTS"), and MRC-Digital ("MRC").

     B. Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, substantially all of the assets of the MN Division, and Buyer has agreed to assume certain of the liabilities of such Division, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

     C. Capitalized terms used herein without separate definition have the meanings given to such terms in Section 10.1.

     NOW THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:


                                    ARTICLE I
                         SALE AND PURCHASE OF THE ASSETS

     1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) that primarily relate to and are used in the Business as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation,

          (a) the Leased Real Property described on Schedule 3.18;

          (b) all machinery, equipment, furniture, furnishings, vehicles, tools, dies, molds and other tangible personal property;

          (c) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) (collectively, the "Inventories");

          (d) all rights in Intellectual Property owned by Seller or used by Seller pursuant to a license or other arrangement and, in each case used primarily in the Business;

          (e) all rights under all Contracts;

          (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

          (g) all notes and accounts receivable due to Seller (including intercompany and interdivisional accounts receivable) and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person (in all cases, whether or not billed) and the benefit of security therefor;

          (h) all Books and Records;

          (i) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

          (j) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Assets or the Assumed Liabilities (subject to Section 1.2(e));

          (k) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Assets;

          (l) all computer hardware and software used primarily in the Business, including all rights under licenses and other instruments or agreements relating thereto;

          (m) all assets reflected on the Final Closing Statement of Net Assets;

          (n) the cash and the cash equivalents in the non-U.S. bank accounts as provided in Section 2.7(c) other than the Non-Transferred Cash (if any) referred to in the last sentence of Section 2.7(g); and

          (o) the Names and Logos incorporating "Microwave Networks" and "MN", alone or in any combination of words, or any combination, variation or derivation of any such Name or Logo.

     Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to Buyer free and clear of all Liens excepting only Permitted Liens.

     1.2 Excluded Assets. Seller shall retain and not transfer, and Buyer shall not purchase or acquire, the following assets (collectively, the "Excluded Assets"):

          (a) the assets listed on Schedule 1.2;

          (b) the name and mark "California Microwave" and any name or mark derived from or including the foregoing;

          (c) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities other than the cash and the cash equivalents in the non-U.S. bank accounts as provided in Section 2.7(c); provided, however, that Excluded Assets shall include the Non-Transferred Cash (if any) referred to in the last sentence of Section 2.7(g);

          (d) all Books and Records relating to or used in the business of Seller and not primarily relating to or used in the Business;

          (e) all insurance policies and all rights to causes of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to insurance policies except to the extent provided for in
Section 5.1(e);

          (f) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Excluded Assets or the Excluded Liabilities;

          (g) all Intellectual Property not used primarily in the Business; and

          (h) all right, title and interest of the Seller in and to prepaid Taxes of the Business (except to the extent reflected on the Final Closing Statement of Net Assets), and any claims for any refund, rebate or abatement with respect to Taxes of the Business (except to the extent reflected on the Final Closing Statement of Net Assets) for any period or portion thereof through the Closing Date and any interest payable with respect thereto.

     1.3    Books and Records; Intellectual Property.

          (a) From and after the Closing and until the sixth anniversary thereof, (i) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any Books and Records that pertain to the operations of the Business but that are not Books and Records that primarily relate to the Business, and (ii) Buyer agrees to grant to Seller, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any Books and Records included in the Assets that pertain to the operation of the Business on or prior to the Closing Date, for any reasonable business purpose of Seller.

          (b) At the Closing, Seller shall grant to Buyer a fully-paid, royalty-free, nonexclusive license to use intellectual property used in the operation of the Business but not constituting Intellectual Property that primarily relates to the Business. At the Closing, Buyer shall grant to Seller a fully-paid, royalty-free, nonexclusive license to use intellectual property used in the operation of the Business constituting Intellectual Property that primarily relates to the Business. Such licenses shall be substantially in the form of the Cross-License Agreement between Buyer and Seller attached as Exhibit A hereto (the "Cross-License Agreement").


                                   ARTICLE II
                                   THE CLOSING

     2.1 Place and Date. The closing of the sale and purchase of the Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m. local time on the 15th day of April, 1998, at the offices of Whitman Breed Abbott & Morgan LLP, 200 Park Avenue, New York, NY 10166, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date."

     2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to pay to Seller an aggregate of U.S. $35 million, (i) minus the amount (if any) by which U.S.

$49,150,347 exceeds the amount of Estimated Closing Date Net Assets as set forth on the Estimated Closing Statement of Net Assets, or (ii) plus the amount (if any) by which the amount of Estimated Closing Date Net Assets as set forth on the Estimated Closing Statement of Net Assets exceeds U.S. $49,150,347 (the "Cash Portion"), which shall be subject to later adjustment as provided for in
Section 2.7, and to assume the Assumed Liabilities as provided in Section 2.4. The Cash Portion shall be paid at the Closing by the wire transfer of immediately available funds to such bank account or accounts as are specified by Seller in written instructions given to Buyer at least three days prior to the Closing.

     2.3 Allocation of Purchase Price. The parties agree to allocate the aggregate of the Cash Portion and the Assumed Liabilities among the Assets for purposes of Section 1060 of the Code, in accordance with allocations made pursuant to that Section and the regulations thereunder that are approved in writing by Deloitte & Touche. All such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns, subject to adjustment to reflect the adjustment to the Cash Portion provided for in Section 2.7 (with such adjustment to be mutually agreed upon by the parties). Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority.

     2.4 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor and discharge when due only the following liabilities and obligations relating to the Assets or the Business: (a) all payment obligations of Seller under the agreements as set forth in Schedule 2.4(a), but only to the extent that such payment obligations relate to the failure of Buyer to offer employment to employees of the MN Division pursuant to Section 7.1 or the involuntary termination by Buyer without cause of the employment of any Transferred Employee after the Closing (it being understood and agreed that any payments due under the agreements listed in Schedule 2.4(a) upon and by reason of the sale of the MN Division shall not constitute Assumed Liabilities hereunder); provided, however, that the maximum amount of payment obligations of Seller under each of the agreements listed in Schedule 2.4(a) (which payment obligations are Assumed Liabilities pursuant to this Section 2.4(a)) is as set forth on Schedule 2.4(a) hereto; (b) all product warranty obligations of the Business;
(c) all liabilities and obligations of Seller to be performed from and after the Closing Date under or relating to Contracts and Governmental Approvals included in the Assets; (d) to the extent reflected on the Final Closing Statement of Net Assets, all liabilities and obligations of Seller relating to or arising out of the operation of the Business and reflected on the December Balance Sheet or disclosed in the notes thereto other than those relating to income taxes; (e) to the extent reflected on the Final Closing Statement of Net Assets, all trade and other accounts payable and other liabilities (other than those relating to income taxes) arising out of or in respect of the ordinary course of business of the Business (including intercompany and interdivisional trade accounts payable) consistent with past practice since December 31, 1997; and (f) all liabilities and obligations of Seller relating to or arising out of the lawsuits and claims that are described on Schedule 3.5 (collectively, the "Assumed Liabilities").

     2.5 Excluded Liabilities. Other than for the Assumed Liabilities, Buyer shall not be responsible for any other debts, claims, commitments, liabilities or obligations of Seller or the Business (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing, the term "Excluded Liabilities" includes, without limitation, any and all debts, claims, liabilities, obligations or commitments of Seller or the Business (except to the extent reflected as a liability on the Final Closing Statement of Net Assets) relating to or arising out of any of the following:

          (a) any liability, obligation or commitment that, in accordance with GAAP, was required to have been shown as a liability in the Financial Statements or in the notes thereto and was not so shown;

          (b) except as expressly assumed by Buyer pursuant to Article VII hereof, (i) any liability, obligation or commitment relating to or arising out of any Employee Benefit Plan, including any sponsorship, administration or contribution obligation of any Person under any Employee Benefit Plan or termination of any Employee Benefit Plan, or (ii) the termination of employment of any employee of the Business by Seller;

          (c) any cause of action or judicial or administrative action, suit, proceeding or investigation, pending or threatened on the Closing Date, relating to periods prior to the Closing Date, that is not disclosed on Schedule 3.8 hereto;

          (d) any failure or alleged failure to comply with, or any violation or alleged violation of, (i) any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other Governmental Approval applicable to the Business or the Assets, or (ii) any Contract, in each case which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

          (e) any infringement or alleged infringement of the rights of any other person or entity arising out of the use of any Intellectual Property in connection with the Business prior to the Closing Date;

          (f) any rights of any other Person relating to the Intellectual Property pursuant to any license, sublicense or agreement required to be disclosed and not so disclosed;

          (g) any obligations against Seller with respect to any notes, bonds, accounts receivable or other evidences of indebtedness of or rights to receive payment from any Person that have been transferred to a third person by Seller;

          (h) any liability for (i) any income Taxes, or (ii) any other Taxes imposed on Seller arising from the operation of the Business on or before the Closing Date;

          (i) the Excluded Assets;

          (j) all Environmental Liabilities and Costs (whether or not currently known, discoverable or regulated by currently Applicable Law) arising from, relating to, in respect of or incurred in connection with conditions existing or events occurring on or prior to the Closing Date;

          (k) all obligations of Seller under all retention agreements, severance agreements (subject to the provisions of Section 5.2(f)), change of control agreements and similar arrangements not listed on Schedule 2.4(a);

          (l) all obligations of Seller under all agreements listed on Schedule 2.4(a) (including any payments due thereunder upon and by reason of the sale of the MN Division), other than those payment obligations of Seller referred to in
Section 2.4(a);

          (m) any claim, litigation, action or proceeding, whether or not now pending or threatened, relating to the Business or the Assets to the extent based on or arising out of or based upon product liability with respect to products shipped or sold prior to the Closing;

          (n) all intercompany or interdivisional obligations and liabilities owed by the Business to Seller other than intercompany or interdivisional trade accounts payable reflected on the Final Closing Statement of Net Assets; or

          (o) all liabilities and obligations arising from, relating to, in respect of, or incurred in connection with, the closure of facilities located in Bloomingdale and Glendale Heights, Illinois, Fremont, California, Chelmsford, Massachusetts and the Houston, Texas facilities located on Rockley Road and South Wilcrest, including without limitation, any liabilities or obligations in respect of severance or other employee benefits payable to terminated employees, Environmental Liabilities and Costs and any amounts payable under any real estate lease for any such facility.

     2.6 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall (i) continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained without any third party cost to Buyer, (ii) hold such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement on behalf of Buyer, (iii) cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any such Governmental Approval, instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as agent, and (iv) enforce and perform for the account of Buyer any rights of Seller arising from such Government Approval, instrument, contract, lease, permit or other agreement or arrangement, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Nothing in this Section 2.6 shall be deemed a waiver by Buyer of its right to receive an effective assignment of all of the Assets.

     2.7 Adjustment of Cash Portion.

          (a) Preparation of Estimated Closing Statement of Net Assets. At least two Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement of net assets for the Business (the "Estimated Closing Statement of Net Assets") as of the end of the month ending immediately preceding the Closing Date. The Estimated Closing Statement of Net Assets shall be prepared by Seller in the same manner and in accordance with the procedures that the Closing Statement of Net Assets is to be prepared pursuant to Section 2.7(c), except that it shall be unaudited. The Estimated Closing Statement of Net Assets will be prepared in accordance with the books and records of the MN Division, and will present fairly, in all material respects, the Assets and Assumed Liabilities presented on such statement at the Closing Date in conformity with GAAP consistently applied with the December 31, 1997 Financial Statements (including the December Balance Sheet). The term "Estimated Closing Date Net Assets" shall mean the excess of the Assets set forth on the Estimated Closing Statement of Net Assets over the Assumed Liabilities set forth on the Estimated Closing Statement of Net Assets, determined in accordance with the procedures set forth in Section 2.7(c).

          (b) Calculation of Adjustment. The Cash Portion shall be (i) increased by the amount that the Closing Date Net Assets (as hereinafter defined), are greater than the Estimated Closing Date Net Assets; or (ii) decreased by the amount that the Closing Date Net Assets are less than the Estimated Closing Date Net Assets. The amount of any decrease or increase to the Cash Portion pursuant to this Section 2.7(b) plus interest from and including the Closing Date to but excluding the date of payment at the Prime Rate (as hereinafter defined) shall be paid by Seller or Buyer, as the case may be, by wire transfer in immediately available funds within five (5) business days after the Final Closing Statement of Net Assets is agreed to by Seller and Buyer or is determined by the Neutral Auditor (as hereinafter defined). For purposes of this Agreement, "Prime Rate" means the prime rate of interest in effect on the Closing Date as stated in the "Money Rates" section of the Wall Street Journal.

          (c) Preparation of Closing Statement of Net Assets. As soon as practicable, and in any event within sixty (60) days after the Closing Date, Seller shall cause

Ernst & Young LLP ("E&Y") to prepare an audited statement of net assets for the Business consisting of the Assets and the Assumed Liabilities, as of the close of business on the Closing Date determined on a pro forma basis as if the parties hereto had not consummated the transactions contemplated by this Agreement (the "Closing Statement of Net Assets") to be prepared in accordance with GAAP applied on a basis consistent with the December 31, 1997 Financial Statements (including the December Balance Sheet) through full application of the policies and procedures used in preparing the December 31, 1997 Financial Statements (including the December Balance Sheet) and taking into account the types of adjustments made in preparing the December Balance Sheet set forth in
Schedule 3.4, and with changes in contract estimates at completion ("EAC's") and estimates to complete ("ETC's") determined on a basis consistent with the method used for the determination of the December 31, 1997 Financial Statements (including the December Balance Sheet); provided, however, that in preparing the Closing Statement of Net Assets, the standards of materiality used in preparing the June 30, 1997 Financial Statements (including the June 30, 1997 Balance Sheet) shall apply; provided further, however, that, for purposes of preparing the Closing Statement of Net Assets, the cash and cash equivalents held in non-U.S. bank accounts for the benefit of the MN Division shall be transferred to Buyer at the Closing and shall be reflected as assets of the MN Division and shall be included in the calculation of any Purchase Price adjustment required by this Section, subject to the provisions of Section 2.7(g). In connection with the preparation of the Closing Statement of Net Assets, Seller and Buyer jointly will conduct, as close as practicable to the Closing Date, a physical inventory count, consisting of not less than 90% of the value of the inventory included in the Assets, and Seller shall allow representatives of Buyer to observe such physical inventory count; and, to the extent practicable, Seller and Buyer jointly will conduct a physical inspection and count of the property plant and equipment included in the Assets, and Seller shall allow representatives of Buyer to observe such physical inspection and count. The Closing Statement of Net Assets shall include all notes required by GAAP, and shall be accompanied by the report of E&Y thereon and by a certificate of Seller's Chief Financial Officer, each of which shall state that the Closing Statement of Net Assets presents fairly, in all material respects, the Assets and Assumed Liabilities presented on such statement as provided for in this Agreement at the Closing Date in conformity with GAAP consistently applied with the December 31, 1997 Financial Statements (including the December Balance Sheet), except that it may not contain all the notes required by GAAP. Buyer shall provide Seller, E&Y and the Neutral Auditor such access to the Books and

Records as may reasonably be required for the preparation and/or review of the Closing Statement of Net Assets. All fees and expenses of E&Y relating to the preparation of the Closing Statement of Net Assets shall be borne equally by Seller and Buyer.

          (d) Certain Procedures. For purposes of calculating the adjustment to the Cash Portion pursuant to Section 2.7(b), the following procedures and limitations shall apply:

(1) The Closing Statement of Net Assets and the Final Closing Statement of Net Assets shall have the following columns of information:

     (A)  Balances excluding Special Adjustments (Column A);

     (B)  Special Adjustments (Column B); and

     (C)  Balances after giving effect to the Special Adjustments (Column C).

(2) From December 31, 1997 through the Closing Date, any increase in the reserve for bad debts over the reserve for bad debts in the December Balance Sheet in respect of those accounts or notes receivable overdue by more than 120 days that are included in the December Balance Sheet will be shown in Column B as a "Special Adjustment".

(3) From December 31, 1997 through the Closing Date, if as a result of the physical inventory count undertaken in connection with the preparation of the Closing Statement of Net Assets, the inventory amount resulting from such physical inventory count (the "Physical Count Amount") is less than the inventory amount on the books and records of the Business as of the Closing Date (the "Book Amount"), then (i) the excess of the Book Amount over the Physical Count Amount, if $300,000 or less, will be charged to the inventory reserve, and (ii) the excess of the Book Amount over the Physical Count Amount, if over $300,000, will be shown in Column A.

(4) From December 31, 1997 through the Closing Date, any increase in the inventory reserve over the inventory reserve in the December Balance Sheet in respect of inventory included in the December Balance Sheet, which increase resulted from changes in management judgments from those management judgments used in calculating the inventory reserve in the December Balance Sheet, will be shown in Column B as a "Special Adjustment".

(5) From December 31, 1997 through the Closing Date, any increase in accruals or reserves relating to "BT", "Nokia", "Pannon" or "Orange" over the accruals or reserves relating thereto included in the December Balance Sheet will be shown in Column B as a "Special Adjustment".

(6) The term "Closing Date Net Assets" shall mean the sum of (i) the excess of the Assets set forth in Column A of the Final Closing Statement of Net Assets over the Assumed Liabilities set forth in Column A of the Final Closing Statement of Net Assets, minus (ii) the aggregate amount of the Special Adjustments in Column B (after applying the rules set forth in paragraph (7) of this Section 2.7 (d)).

(7) In making the calculation of Closing Date Net Assets, the following special rules shall apply:

     (A) If the aggregate amount of the Special Adjustments in Column B is equal to or less than $1,500,000, then the amount to be included in clause (ii) of the definition of Closing Date Net Assets shall be the aggregate amount of the Special Adjustments in Column B.

     (B) If the aggregate amount of the Special Adjustments in Column B is more than $1,500,000, but equal to or less than $6,000,000, then the amount to be included in clause (ii) of the definition of Closing Date Net Assets shall be $1,500,000.

     (C) If the aggregate amount of the Special Adjustments in Column B is more than $6,000,000, then the amount to be included in clause (ii) of the definition of Closing Date Net Assets shall be the sum of (x) $1,500,000 plus (y) the amount by which the aggregate amount of the Special Adjustments in Column B exceeds $6,000,000.

(8) Adjustments made for the purposes of this Section 2.7 shall not be used as a basis for the purpose of claiming any breach of representations or warranties contained in this Agreement.

          (e) Review of Closing Statement of Net Assets. After receipt of the Closing Statement of Net Assets, Buyer shall have thirty (30) days to review it. Buyer and its authorized representatives shall have full access to all Books and Records and appropriate employees of the Seller and its accountants, E&Y, to the extent required to complete their review of the Closing Statement of Net

Assets including work papers used in preparation thereof. Unless the Buyer delivers written notice to Seller on or prior to the 30th day after receipt of the Closing Statement of Net Assets specifying in reasonable detail all disputed items and the basis therefor, the parties shall be deemed to have accepted and agreed to the Closing Statement of Net Assets. If Buyer so notifies the Seller of an objection to the Closing Statement of Net Assets, the parties shall, within thirty (30) days following the date of such notice (the "Resolution Period") attempt to resolve their differences and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

          (f) Resolution. If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute may, at the election of either party, be submitted to the New York City office of Price Waterhouse or, if the parties mutually agree, the New York City office of another large international accounting firm not otherwise engaged by either party (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Seller and Buyer, unless the Neutral Auditor finds one party acted in bad faith in which case that party pays all. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be made within thirty (30) days of its engagement (which engagement shall be made no later than five (5) business days after the election by either party to submit the objections to the Neutral Auditor) or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder. The term "Final Closing Statement of Net Assets", as hereinafter used, shall mean the definitive Closing Statement of Net Assets agreed to by Seller and Buyer in accordance with Section 2.7(e) or the definitive Closing Statement of Net Assets resulting from the determination made by the Neutral Auditor in accordance with this Section 2.7(f) (in addition to those items theretofore agreed to by Seller and Buyer).

          (g) Non-Transferred Foreign Cash. If any of the cash or cash equivalents held in non-U.S. bank accounts for the benefit of the MN Division referred to in Section 2.7(c) are not transferred by Seller to Buyer as of the Closing Date (the "Non-Transferred Foreign Cash"), then the Non-Transferred Foreign Cash (i) shall not constitute an Asset being conveyed to Buyer pursuant to this Agreement, (ii) shall not be reflected as an Asset on the Estimated Closing Statement of Net Assets, Closing Statement of Net Assets or the Final Closing Statement of Net Assets, and (iii) shall not be included in the calculation of any adjustment to the Purchase Price pursuant to this Section 2.7. If within 180 days after the Closing Date Seller transfers to Buyer any of the Non-Transferred Foreign Cash, then Buyer shall pay to Seller promptly thereafter, by the wire transfer of immediately available funds, the U.S. dollar equivalent of the Non-Transferred Foreign Cash so transferred (to be based on spot currency exchange rates in effect as of two days prior to the transfer for value on the transfer date). Buyer shall use commercially reasonable efforts to facilitate the transfer of the Non-Transferred Foreign Cash within such 180-day period. If any Non-Transferred Foreign Cash is not transferred to Buyer by Seller within such 180- day period, then Buyer shall no longer be obligated to receive and pay for the same as aforesaid.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 Authorization, etc. Seller has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Seller. Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditor's rights generally and by general equitable principles.

     3.2 Corporate Status.

          (a) Each of Seller and the Seller Foreign Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on the Business and to own or lease and to operate the properties of the Business as and in the places where the Business is conducted and such properties are owned, leased or operated.

          (b) Each of Seller and the Seller Foreign Subsidiaries is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Such jurisdictions are listed on Schedule 3.2(b).

          (c) Seller has delivered to Buyer complete and correct copies of its certificate of incorporation and by-laws in each case, as amended and in effect on the date hereof and on the Closing Date. Seller is not in violation of any of the provisions of its certificate of incorporation or by-laws or other organizational documents.

     3.3 No Conflicts, etc. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien on any assets of Seller (including the Assets) under (i) any Applicable Law applicable to Seller or any of the Assets, (ii) the certificate of incorporation or by-laws of Seller or (iii) except as set forth in Schedule 3.3, any Contract or other agreement or instrument to which Seller is a party or by which Seller or its properties (including the Assets) is bound. Except as specified in Schedule 3.3 and as may be required under the HSR Act or the Exon-Florio Amendment to the Defense Production Act of 1950, no Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.4 Financial Statements. Seller has delivered to Buyer (a) the audited balance sheet (the "June Balance Sheet") and the related audited statements of operations and cash flows of the Business as at and for the fiscal year ended June 30, 1997 and (b) the unaudited adjusted balance sheet, a copy of which is attached hereto as Schedule 3.4 (the "December Balance Sheet") and the related statement of income of the Business as at and for the six-month period ended December 31, 1997 (collectively, the "Financial Statements"). The December 31, 1997 Financial Statements have been prepared on a basis consistent with the June 30, 1997 Financial Statements. The Financial Statements are in accordance with the books and records of the MN Division, have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Business as at and for the periods specified, except that the December 31, 1997 Financial Statements may not contain all the notes required by GAAP.

     3.5 Absence of Undisclosed Liabilities. Seller has no debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, arising out of or relating to the Business, except (a) as set forth in Schedule 3.5, (b) as and to the extent disclosed or reserved against in the December Balance Sheet, and (c) liabilities and obligations that were incurred after December 31, 1997 in the ordinary course of business consistent with prior practice.

     3.6 Taxes. Seller has (or by the Closing will have) duly and timely filed all Tax Returns relating to the Business with respect to Taxes required to be filed on or before the Closing Date. Except for Taxes set forth on Schedule 3.6(a), which are being contested in good faith and by appropriate proceedings, the following Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all Taxes shown to be due on the Tax Returns, (ii) all deficiencies and assessments of Taxes of which notice has (or by the Closing Date will have) been received by Seller that are or may become payable by Buyer or chargeable as a lien upon the Business, and (iii) all other Taxes in respect of periods prior to the Closing.

     3.7 Absence of Changes. Except (i) as set forth in Schedule 3.7, (ii) for the results shown and changes forecast in Schedule 3.7(a), and (iii) for losses for the quarter ending June 30, 1998 not in excess of the negative contribution shown on Schedule 3.7(a), since December 31, 1997, Seller has not in connection with or relating to the Business or the Assets:

          (a) suffered any material adverse change in the financial condition, results of operation or Assets of the Business, other than changes in the MN Division's intercompany account with CMI corporate, which changes represent (i) the results of operations of the MN Division, (ii) the cash advanced to the MN Division by CMI corporate or repaid by the MN Division to CMI corporate, and
(iii) certain
allocations between CMI corporate and the MN Division, which allocations were made in the ordinary course of business consistent in type and amount with past practice;

          (b) incurred, assumed, guaranteed or discharged any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

          (c) mortgaged, pledged or subjected to Lien, any property, business or assets, tangible or intangible;

          (d) sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

          (e) received any notice of termination of any material contract, lease or other agreement;

          (f) suffered any damage, destruction or loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $50,000;

          (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

          (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent of the Business, other than increases in the ordinary course of business consistent with past practice in the compensation payable to those employees of the Business earning less than $50,000 per annum each;

          (i) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, distributors, agents, customers or suppliers;

          (j) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

          (k) made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past; or

          (l) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

     Seller makes no representation or warranty as to the realization of any results forecast in Schedule 3.7(a).

     3.8 Litigation. (a) Except as set forth on Schedule 3.8, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Seller, threatened, by or against or relating to Seller in connection with the Assets or the Business seeking unspecified damages, damages in excess of $50,000 or any injunctive or other equitable relief or against or relating to the transactions contemplated by this Agreement.

     (b) Except as set forth in Schedule 3.8, (i) since April 1992, in the case of that portion of the Business relating to MRC, (ii) since October 1993, in the case of that portion of the Business relating to TTS, and (iii) since May 1995, in the case of that portion of the Business relating to MNI, there have been no product liability claims, suits, actions or proceedings relating to products or services manufactured or sold by the MN Division or the Business.

     3.9 Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts.

          (a) Except as disclosed in Schedule 3.9(a), Seller has complied in all respects with all Applicable Laws applicable to the Business or the Assets, except for any non-compliance that has not had or would not result in, individually or in the aggregate, a Material Adverse Effect.

          (b) Schedule 3.9(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business as conducted by Seller. Except as set forth in Schedule 3.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and Seller is in compliance in all material respects with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Business.

          (c) Schedule 3.9(c) sets forth all Contracts with any Governmental Authority.

     3.10 Assets.

          (a) Except for those Liens listed on Schedule 3.10, on the date hereof, Seller has good and valid title to all the Assets free and clear of any and all Liens other than Permitted Liens. Except for the Lien listed in item number 1 on Schedule 3.10, on the Closing Date, Seller will have good and valid title to all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets include all material assets required for the continued conduct of the Business by Buyer as now being conducted or material to the financial condition or results of operations of the Business, except for the Excluded Assets. On the date hereof and at the Closing, the assets do not and will not include stock of or other equity interests in any Person other than the stock of or other equity interests in the Seller Foreign Subsidiaries; provided, however, that if Buyer elects to acquire directly the Assets held by such Seller Foreign Subsidiary pursuant to clause (i) of Section 5.1(l), then the Assets will not include at the Closing the stock of or other equity interest in such Seller Foreign Subsidiary.

          All the issued and outstanding shares of each of the Seller Foreign Subsidiaries (collectively, the "Shares") are owned, beneficially and of record, by Seller, are validly issued, fully paid, and nonassessable, and have been issued in full compliance with all Applicable Laws. No stock of any Seller Foreign Subsidiary constitutes treasury stock.

     Other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, stock-based or stock-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating any Seller Foreign Subsidiary or Seller to issue, grant, award, purchase, acquire, sell or transfer any shares of any Seller Foreign Subsidiary's capital stock of any class, or other securities of any Seller Foreign Subsidiary (including, without limitation, any agreement or commitment obligating any Seller Foreign Subsidiary to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of its capital stock), and the Seller Foreign Subsidiaries and Seller shall not issue, grant, award, purchase, acquire, sell or transfer such capital stock or other securities prior to the Closing. There are no voting trusts, proxies or other agreements or understandings to which any Seller Foreign Subsidiary or Seller is a party with respect to the voting of capital stock of any Seller Foreign Subsidiary.

     Seller is the sole owner, beneficially and of record, of all the Shares, and has good and valid title to the Shares, free and clear of all Liens of any kind. In the event Buyer makes the election to acquire the Shares pursuant to
Section 5.1(l), upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, good and valid title to the Shares will pass to Buyer, free and clear of all Liens of any kind, other than those arising from acts of Buyer. Other than this Agreement, the Shares are not subject to any voting commitment or understanding restricting or otherwise relating to voting, dividend rights or the disposition of the Shares or otherwise.

     None of the Seller Foreign Subsidiaries owns, directly or indirectly, any interest or investment (whether in equity or debt) in any corporation, partnership, business, trust or other Person.

          (b) All material property and assets owned or utilized by the Business are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), and are sufficient to carry on the Business as presently conducted. All buildings, plants and other structures utilized by the Business are in good condition and repair (except for ordinary wear and tear).

     3.11   Contracts.

          (a) Schedule 3.11(a) contains a complete and correct list of all agreements, contracts, commitments, orders, licenses, leases, and other instruments and arrangements (whether written or oral) of the types described below to which Seller is a party or by which it or any of its assets is bound in connection with the Business, the Assets or the Assumed Liabilities (the "Contracts"):

               (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to the Leases;

               (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of employees, sales representatives, distributors, dealers, agents, or (if material) independent contractors;

               (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

               (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

               (v) brokerage or finder's agreements;

               (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

               (vii) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

               (viii) any contract with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $100,000 per annum;

               (ix) sales agency, manufacturer's representative, marketing or distributorship agreements;

               (x) contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

               (xi) purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage;

               (xii) any agreement, understanding, contract or commitment (written or oral) with (x) any employee, agent, consultant, distributor, dealer or franchisee other than those involving in the aggregate consideration or other expenditure of less than $100,000, or (y) any Affiliate;

               (xiii) any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups;

               (xiv) any guarantee of the payment or performance of any Person or agreement to indemnify any Person, or act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any Person other than (x) the endorsement of checks in the ordinary course of business and (y) guarantees or agreements which in the aggregate do not exceed $100,000;

               (xv) any outstanding bid or proposal or any outstanding customer option relating to Contracts in the Backlog in excess of $100,000; and

               (xvi) any other contracts, agreements or commitments that are material to the Business.

          (b) Seller has furnished Buyer with access to all written Contracts, together with all amendments thereto, set forth in Schedule 3.11(a). Seller has furnished Buyer with a complete and accurate summary of all oral contracts listed on Schedule 3.11(a).

          (c) There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the knowledge of Seller, any other party thereto except as set forth in Schedule 3.11(c) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in a Material Adverse Effect and (ii) have not materially impaired the ability of Seller to perform its obligations under the Agreement. Except as set forth in Schedule 3.11(c), each Contract is a legal, valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, the other parties thereto. Except as set forth in Schedule 3.11(c), no consent of any third party is required under any Contract as a result of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 3.11(c), no outstanding bid or proposal (or series of related bids or proposals) was bid or made at a loss in excess of $25,000. For purposes of this
Section 3.11(c), a loss shall be defined as occurring when the cost of the products and/or services to be sold exceeds the proposed sales price for those products and/or services. For purposes of this Section 3.11(c), the cost of the products and/or services to be sold shall include all of the relevant costs, including direct material, direct labor, and all applicable overheads included in the Business' cost accounting standards and methods.

          (d) For purposes of this Article III, the term Seller shall include, where applicable, the Seller Foreign Subsidiaries.

     3.12 Territorial Restrictions. Seller is not restricted by any agreement or understanding with any other Person from carrying on the Business anywhere in the world.

     3.13 Inventories. Except as set forth on Schedule 3.13 and net of reserves as reflected in the December Balance Sheet or to be reflected in the Final Closing Statement of Net Assets, (a) Inventories are of such quality as to meet the quality control standards of Seller and any applicable governmental quality control standard and are of such a quality and quantity as to be usable in the ordinary course of business, and (b) Inventories that are finished goods are saleable in the ordinary course of business.

     3.14 Receivables. Seller's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the December Balance Sheet or will be reflected in the Final Closing Statement of Net Assets, and all such receivables which will have arisen since the date of the Financial Statements, have arisen only from bona fide transactions in the ordinary course of business. Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Financial Statements. To Seller's knowledge, there has not been any material adverse change in the collectability of such receivables since December 31, 1997. Schedule 3.14(a) sets forth an accounts receivable aging report and
Schedule 3.14(b) sets forth a list of all receivables classified as doubtful accounts.

     3.15 Product Warranties. Except as set forth in Schedule 3.15 and for warranties under Applicable Law, (a) there are no warranties express or implied, written or oral, with respect to the products of the Business and (b) except as reflected in the Financial Statements or as incurred in the ordinary course of business thereafter there are no pending or threatened claims with respect to any such warranty. Seller is not aware of any facts that indicate that the reserves for product warranties reflected in the December Balance Sheet are materially understated. Schedule 3.15 sets forth a list of all pending or, to the knowledge of

Seller, threatened product warranty claims in excess of $50,000.

     3.16 Intellectual Property. Schedule 3.16(a) sets forth a complete and correct list of all material Intellectual Property that is owned by Seller and used in connection with the Business (the "Owned Intellectual Property").
Schedule 3.16(b) sets forth a complete and correct list of all material written or oral licenses and arrangements, (i) pursuant to which the use by any Person of Intellectual Property is permitted by Seller and (ii) pursuant to which the use by Seller of Owned Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). The Owned Intellectual Property and the Intellectual Property Licenses constitute all Intellectual Property necessary to operate the Business consistent with past practice. On the date hereof and at the Closing, all Intellectual Property Licenses are or will be in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). To the knowledge of Seller, the conduct of the Business does not infringe the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 3.16(c). To the knowledge of Seller, none of the Intellectual Property is being infringed by third parties. Except as set forth on Schedule 3.16(d), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Intellectual Property, or claims that any default exists under any Intellectual Property License.

     3.17 Insurance. Schedule 3.17 contains a list of all insurance policies maintained by Seller for the benefit of or in connection with the Assets or the Business and no notice of cancellation, termination, or reduction of coverage, and no notice of intention to cancel, terminate or reduce coverage, has been received. Seller has given Buyer access to complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid.

     3.18 Real Property Leases. Schedule 3.18 contains a complete and correct list of all Leases setting forth the address, landlord and tenant for each Lease. Seller has delivered to Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding and enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Seller is not in default, violation or breach in any respect under any Lease, and no event or condition has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. No renewal or extension options have been granted to tenants.

     3.19 Environmental Matters.

          (a) Compliance with Environmental Law. To the knowledge of Seller, Seller is and has been in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the Business and the use by Seller thereof. Except as disclosed on Schedule 3.19(a) hereto, Seller has obtained all material permits, licenses and other authorizations that are required under Environmental Law necessary to operate the Business and the same are listed on Schedule 3.19(a) hereto. No violation by Seller is being alleged of any applicable Environmental Law relating to any of the Assets.

          (b) Other Environmental Matters. To the knowledge of Seller, Seller has not caused or taken any action that resulted in, and Seller is not subject to, any material liability or obligation on the part of Seller, relating to (x) the environmental conditions on, under, or about the Leased Real Property or other properties or assets owned, leased, operated or used by Seller in the Business including without limitation, the air, soil and groundwater conditions at such properties or (y) the use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials by Seller.

     3.20 Employees, Labor Matters, etc. Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. Since August 31, 1994, there has not occurred or, to the knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Seller, threatened with respect to any employee employed in the operation of the Business.

     3.21 Employee Benefit Plans and Related Matters.

          (a) Employee Benefit Plans. Schedule 3.21(a) lists each pension, retirement, profit-sharing, deferred compensation, bonus, phantom stock or other incentive plan, restricted stock plan, stock option plan, stock purchase plan, deferred compensation arrangement, severance pay plan or policy, supplemental executive retirement plan or policy, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in
Section 3(3) of ERISA, to which Seller contributes or is a party or is bound and under which it may have liability and under which employees or former employees of the Business (or their beneficiaries) are eligible to participate or derive a benefit ("Employee Benefit Plans"). Seller has delivered to Buyer true, correct and complete copies of all documents, summary plan descriptions, insurance contracts, third party administration contracts and all other documentation created to embody all Employee Benefit Plans, plus descriptions of any Employee Benefit Plans that have not been reduced to writing. The Assets are not subject to any Lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

          (b) Compliance; Liability.

               (i) No liability has been or is expected to be incurred by Seller under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to Employee Benefit Plans and, to the knowledge of the Seller, no event, transaction or condition has occurred or exists that could result in any such liability to the Business or, following the Closing, Buyer or any such Employee Benefit Plan.

               (ii) No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, or a defined benefit plan within the meaning of Section B(35) of ERISA.

     3.22 Brokers, Finders, etc. With the exception of fees and expenses payable to J.P. Morgan & Co. Incorporated and certain employees of Seller and its Affiliates which shall be paid by Seller, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

     3.23 Suppliers and Customers. Schedule 3.23 attached hereto sets forth the twenty (20) largest suppliers and all sole source suppliers and the twenty (20) largest customers of the Business for the period July 1, 1996 through the date hereof. During the period July 1, 1996 through the date hereof, (a) none of the 20 largest customers referred to in the next preceding sentence has canceled in whole or in part its agreement or commitment with Seller or the Business to purchase products or services (or threatened in writing to do any of the foregoing). During the period July 1, 1996 through the date hereof, none of the sole source suppliers referred to in the first sentence of this Section has canceled in whole or in part its agreement or commitment to supply services or supplies to Seller or the Business (or threatened in writing to do any of the foregoing). To Seller's knowledge, the relationship of Seller with each of its suppliers and each of its customers is a good commercial working relationship. Seller does not have knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with Seller or the Business or limit its services, supplies or materials to Seller or the Business, or its usage or purchase of the services and products of the Business either as a result of the transactions contemplated hereby or otherwise.

     3.24 Order Backlog. A true and complete list of (a) all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by Seller in connection with the Business to Persons other than Governmental Authorities, and (b) all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by Seller in connection with the Business to Governmental Authorities (collectively, the "Backlog") pending as of the latest practical date prior to the date of this Agreement is set forth in Schedule 3.24 attached hereto.

     3.25 Disclosure. No representation or warranty of Seller in this Agreement and the Schedules or certificates attached hereto or delivered by Seller in accordance with the terms hereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     3.26 Year 2000. The information contained in the memorandum attached hereto as Exhibit B fairly and accurately represents the status of Seller's Year 2000 compliance program.

     3.27 No Transition Services. Except as expressly provided in this Section
3.27 and except for matters covered by the Cross-License Agreement, no transition services by Seller are necessary in order for Buyer to operate the Business after the Closing as currently conducted on a stand-alone basis. To the extent any operations of the Business are conducted at, or otherwise utilize, the facilities of Seller or any Subsidiary of Seller outside of the United States, Buyer may elect, at the Closing, by giving notice thereof to Seller, to continue to conduct such operations at, or to continue to utilize, such facilities in a manner substantially similar to that prior to the Closing, for a period of six months from the Closing Date. Buyer promptly shall reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller and paid to third parties that are not Affiliates of Seller in connection with the activities of the Business at such non-U.S. facilities during such six-month period.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Corporate Status; Authorization, Etc.

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver the Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by action of its Board of Directors. The Board of Directors of Buyer has determined that the transactions contemplated by this Agreement are for the benefit of the Buyer and its shareholders and has recommended to the shareholders of Buyer the approval of such transactions by such shareholders. On or prior to the date hereof, Buyer has delivered to Seller a letter from Koor Industries, Ltd., a shareholder which, as of the date hereof owns approximately 64% of the voting ordinary shares of Buyer, which letter contains the agreement that it will vote in favor of the transactions contemplated by this Agreement. Buyer has duly executed and delivered this Agreement.

          (c) This Agreement is a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditor's rights generally and by general equitable principles.

     4.2 No Conflicts, etc. The execution, delivery and performance by Buyer of the Agreement, and the consummation of the transactions contemplated hereby, do not and shall not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or assets or (iii) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except, in the case of clause (iii), as set forth in
Schedule 4.2 and for violations and defaults that, individually and in the aggregate, have not and shall not materially impair the ability of Buyer to perform its obligations under the Agreement. Except as specified in Schedule 4.2 and except as required under the HSR Act or the Exon-Florio Amendment to the Defense Production Act of 1950, no Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby.

     4.3 Litigation. There is no action, claim, suit or proceeding pending, or to the knowledge of Buyer threatened, by or against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     4.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

     4.5 Adequate Funds. Buyer has all funds necessary to enable it to perform this Agreement in accordance with its terms.

                                    ARTICLE V
                                    COVENANTS

     5.1 Covenants of Seller.

          (a) Public Announcements. Except as required by Applicable Law (in which case the nature of the announcement shall be described to Buyer prior to dissemination to the public), Seller shall not make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.

          (b) Conduct of Business. From the date hereof to the Closing Date, except as permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller shall:

               (i) carry on the Business in the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable best efforts to maintain the Business in good operating condition and repair, and preserve its relationships with customers, suppliers and others having business dealings with the Business;

               (ii) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business other than increases in the ordinary course of business consistent with past practice in the compensation payable to those employees of the Business earning less than $50,000 per annum each; or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee;

               (iii) not sell, assign, voluntarily encumber, grant a Lien on or license with respect to, or dispose of, any of the Assets having a fair market value of at least $50,000 individually or $100,000 in the aggregate, or incur any liabilities or obligations (including, without limitation, liabilities with respect to capital leases or guarantees thereof) in excess of $100,000 individually or in the aggregate, except for sales and dispositions made or liabilities incurred, including the creation of purchase money security interests, in the ordinary course of business consistent with past practice;

               (iv) take any action inconsistent with, the representations and warranties of Seller hereunder or that would cause any of the representations and warranties of

Seller hereunder to become untrue in any material respect; and

               (v) not make, give or grant any bid or proposal, or any customer option relating to contracts in the Backlog, involving an amount in excess of $250,000 (or amend, supplement or terminate any existing bid or proposal, or any existing customer option relating to contracts in the Backlog, involving an amount in excess of $250,000), in each case without the prior approval of Buyer (which approval shall not be unreasonably withheld or delayed).

               (c) Access and Information. (i) Prior to and after the Closing, Seller shall (and shall cause its accountants, counsel, consultants, employees and agents to) give Buyer and its respective accountants, counsel, consultants, employees and agents, reasonable access during normal 10 business hours to, and furnish them with all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records relating to the Business, as Buyer shall from time to time reasonably request. In addition, Seller shall permit Buyer, and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Seller during normal business hours as may be necessary to Buyer in its review of the properties, assets and business affairs of the Business and the above-mentioned documents, records and information. Buyer and Buyer's agents shall have the right, upon giving reasonable advance notice to enter upon and inspect the Leased Real Property, including physical inspection of the surface and sub-surface land to install such soil borings and/or monitoring wells as Buyer, in its reasonable judgment may deem appropriate, and all improvements and the major components thereof, including heating, plumbing, air conditioning, electrical equipment and wiring and roof. Buyer shall indemnify and hold Seller harmless from and against any and all costs and liabilities resulting from the negligence or willful misconduct of any third party engaged by Buyer to perform such inspections, and Buyer shall return the Leased Real Property to Seller in substantially the same condition as before such inspections. Inspections shall be conducted during times reasonably convenient to Seller and the Business. Buyer shall promptly provide Seller with a copy of any report prepared in connection with the installation of soil borings and monitoring wells at the Leased Real Property.

               (ii) Buyer shall remain bound by the terms of the existing Confidentiality Agreement with Seller, dated September 22, 1997 (the "Confidentiality Agreement"), except that from and after the Closing: (A) the terms "Evaluation Material" and "Notes", as defined and used in the

Confidentiality Agreement, shall no longer include information concerning the Business or the properties of the MN Division; (B) clause (d) of the second paragraph of the Confidentiality Agreement shall cease to have any further force and effect insofar as the provisions thereof relate to the MN Division or the Business; and (C) the seventh and eighth paragraphs of the Confidentiality Agreement shall cease to have any further force and effect insofar as the provisions thereof relate to the MN Division or the Business.

          (d) Further Actions.

               (i) Seller agrees to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

               (ii) Seller, as promptly as practicable, shall file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Seller pursuant to Applicable Law in connection with the Agreement, the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated hereby, including but not limited to filings pursuant to the HSR Act and the Exon-Florio Amendment to the Defense Production Act of 1950.

               (iii) Seller, as promptly as practicable, shall use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by it in order to consummate the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated hereby.

               (iv) Seller shall coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 5.2.

          (e) Further Assurances. Following the Closing, Seller shall from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. Seller until the Closing shall maintain in force in respect of the Business the existing insurance covering the Business, subject to normal variations required by ordinary operations of the Business. Seller shall cooperate with Buyer in order to afford Buyer the benefit of all insurance policies covering the Business for periods prior to the Closing to the extent that the claims thereunder relate to any of the Assets or the Assumed Liabilities.

          (f) Noncompete. Seller will not and will cause its subsidiaries and operating units and Affiliates (collectively the "Restricted Parties" and individually, a "Restricted Party"), not to, for a period of thirty (30) months following the Closing (the "Non-Competition Period"), manufacture or sell products or services which are, or otherwise engage in any commercial activity which is, competitive to the Primary Activities, except that these provisions shall not preclude (i) a Restricted Party from manufacturing or selling products or services which the Microwave Data Systems Division of Seller or the Microwave Radio Communications Division of Seller currently manufactures or sells, or (ii) the bona fide sale, whether by merger or otherwise, of all or substantially all of the properties and assets of Seller (in one transaction or a series of related transactions) to a Person that is not an Affiliate of Seller that manufactures or sells products competitive to the Primary Activities or restrict the activities of any such acquiring Person after the consummation of such sale (other than any such sale in which the stockholders of Seller immediately before the transaction or series of related transactions possess immediately thereafter 50% or more of the voting power of Seller or the acquiring Person or any parent entity of either). "Primary Activities" shall mean the manufacture or sale of licensed, point-to-point radio products operating at the following RF frequencies and data speeds: 2 Ghz at 6 Mbps or higher, and 6 Ghz and above at 3 Mbps or higher, in markets related to cellular/PCS cell site connection, PCS relocation of public safety networks and terrestrial backbone connection for public and private networks (internationally, domestically and to governmental entities) that do not include distance learning, multimedia and video programming contribution or distribution feeds.

     During the Non-Competition Period, Seller will not, and will cause its Affiliates not to, (i) directly or indirectly, induce or solicit, or aid or assist any Person to induce or solicit, any employees, salespersons, agents, consultants, distributors, representatives, advisors, customers or suppliers of the Business to terminate, curtail or otherwise limit their employment by or business relationship with the Business, or (ii) license, assign or otherwise grant any interest in the Name or Logo "California Microwave" (alone or in any combination of words, or any combination, variation or derivation of such Name or Logo), for use by any Person in connection with the manufacturing, marketing, sale or provision of any products or services which are competitive to the Primary Activities.

          (g) No Solicitation. From the date hereof to the Closing Date, Seller shall cause its employees, directors, agents and Affiliates to immediately suspend any existing negotiations or discussions relating to any sale, joint venture or other transfer of actual or beneficial ownership of the MN Division, its operations or any of its assets associated therewith (other than inventory in the ordinary course of business) (collectively a "Transaction") and Seller shall not, and shall cause its employees, directors, agents and Affiliates to not, (a) solicit any proposals or offers relating to a Transaction, or (b) negotiate or discuss with any third party concerning any proposal or offer for a Transaction.

          (h) Post-Closing Confidentiality. From and after the Closing, Seller will, and will cause its Affiliates to, hold in strict confidence, and will not use to the detriment of Buyer or any of its Affiliates, all information with respect to the Business. Notwithstanding the foregoing, Seller may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law, (ii) if the same hereafter is in the public domain through no fault of Seller, or (iii) if the same is later acquired by Seller from another source and Seller is not aware that such source is under an obligation to another Person to keep such information confidential.

          (i) Mail; Payments. Seller authorizes and empowers Buyer from and after the Closing Date to receive and open all mail and other communications received by Buyer and to act with respect to such communications in such manner as Buyer may elect if such communications relate to the Business other than the Excluded Assets or Excluded Liabilities, or, if such communications do not relate to the Business or relate to the Excluded Assets or Excluded Liabilities, to forward the same promptly to Seller. Seller and Buyer shall promptly deliver to the other any cash, checks or other instruments of payment to which the other is entitled and shall hold the same in trust for the other until such delivery.

          (j) Performance of Contracts. With respect to each Contract, Governmental Approval, Lease and Intellectual Property License, Seller shall duly perform and comply with all agreements and conditions required thereby to be performed or complied with by it prior to or on the Closing Date.

          (k) On-Site Buyer Representative. From the date hereof to the Closing Date, Seller shall (and shall cause its accountants, counsel, consultants, employees and agents to) give one or more of Buyer's employees the right to stay at the facilities of the Business during normal business hours and to observe the operations of the Business.

          (l) Seller Foreign Subsidiaries. With respect to the Assets (and the Assumed Liabilities relating to such Assets) that are held by a Seller Foreign Subsidiary, at the election of Buyer in its sole discretion, at the Closing either (i) Seller shall transfer or cause such Seller Foreign Subsidiary to transfer such Assets to Buyer or to a foreign affiliate of Buyer as part of and in connection with the transfer of the Assets contemplated by Section 1.1 and without further consideration, or (ii) Seller shall transfer at the Closing directly to Buyer as part of and in connection with the Assets contemplated by
Section 1.1 and without further consideration all the stock of or other equity interests in such Seller Foreign Subsidiary. Buyer agrees that it will make the election referred to in this Section within 25 days after the date hereof.

          (m) Certain Environmental and Safety Matters. Promptly after the date hereof, Seller shall use commercially reasonable efforts to implement the environmental, safety and health matters described in Schedule 5.1(m) attached hereto prior to the Closing. Promptly after the Closing and upon presentation of invoices, Buyer shall reimburse Seller for 50% of the reasonable out-of-pocket expenditures made by Seller to non-Affiliates of Seller prior to the Closing in connection with the implementation of such matters.

     5.2    Covenants of Buyer.

          (a) Public Announcements. Except as required by Applicable Law (in which case the nature of the announcement shall be described to the Seller prior to dissemination to the public), Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller.

          (b) Further Actions.

               (i) Buyer agrees to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

               (ii) Buyer shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to Applicable Law in connection with this Agreement, Buyer's acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including but not limited to filings pursuant to the HSR Act and the Exon-Florio Amendment to the Defense Production Act of 1950.

               (iii) Buyer shall coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 5.1.

          (c) Further Assurances. Following the Closing, Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

          (d) Use of Business Names by Buyer.

               (i) Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "California Microwave" or any similar Name and to all corporate symbols or logos (collectively, "Logos") incorporating California Microwave or any similar Name. All rights of Seller and its respective affiliates to which and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer agrees that it will not, and will cause the Business not to, use the Name California Microwave or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the business, except as expressly permitted by clause (ii) of this Section 5.2(d) or as permitted by the Cross-License Agreement.

               (ii) For a period of six months from the Closing Date (the "Window Period"), Seller shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, the Buyer the right to use the California Microwave Logo and the California Microwave Name in connection with the operation of the Business as currently conducted including, during the Window Period, to (A) use any molds or castings included in the equipment or machinery included in the Assets despite the appearance thereon and on the products manufactured therewith of the Name California Microwave or the California Microwave Logo, (B) market and sell all such products produced by the Business, and (C) use any other assets on hand included in the Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the California Microwave Name or California Microwave Logo. Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the Name California Microwave or the California Microwave Logo incorporating such Name and remove or obliterate such Name or the California Microwave Logo from any molds, castings, products or other assets and clearly and prominently mark the new name of the Business thereon; provided, however, that, notwithstanding the foregoing, Buyer shall continue to have the right following the expiration of the Window Period, on a fully-paid, royalty-free basis, to market and sell all products having thereon the Name California Microwave or the California Microwave Logo incorporating such Name that (i) were manufactured during the Window Period in the ordinary course of business, or
(ii) were manufactured by the Business prior to the Closing, it being the intent of the Buyer, however, to phase out the use of the Name California Microwave and the California Microwave Logo incorporating such Name as quickly as possible after the Closing. At all times following the Closing, Buyer shall indicate that neither Buyer nor the Business are affiliated with Seller or any of its affiliates.

          (e) Substitute Letters of Credit and Bonds. Buyer shall use commercially reasonable efforts to furnish as of the Closing or as soon as practicable thereafter, Buyer's own letters of credit or performance or surety bonds in substitution for the letters of credit and bonds referred to in
Schedule 5.2(e) attached hereto and agrees to reimburse Seller for any out-of-pocket bank fees or charges incurred by Seller by reason of any of the same remaining outstanding from and after 30 days after the Closing Date.

          (f) Reimbursement of Certain Severance Obligations. Schedule 5.2(f) lists three severance agreements heretofore entered into between Seller and each of William Montgomery, James Gordon and Richard Beeber (each an "Executive"), respectively (each a "Severance Agreement"). If (i) an Executive becomes employed by Buyer as of the Closing Date as a Transferred Employee, (ii) there shall occur thereafter a termination by such Executive of his employment with Buyer for Good Reason (as defined below) within one year after the Closing Date, and (iii) as a result of the termination of employment of the type described in clause (ii) above, Seller shall be obligated to make any cash payment to such Executive pursuant to the provisions of the Severance Agreement with such Executive, then Buyer shall reimburse Seller for any such cash payment it so makes to such Executive, such reimbursement to occur promptly upon receipt by Buyer of evidence of the making of such payment; provided, however, that Seller shall obtain Buyer's consent prior to making any such payment to such Executive (which consent will not be unreasonably withheld or delayed); provided further, however, that the reimbursement obligation of Buyer to Seller under this Section 5.2(f) with respect to any Executive shall not in any event exceed the amount that would have been payable to such Executive under his agreement that is listed on Schedule 2.4(a) in the event of an involuntary termination by Buyer without cause of the employment of such Executive after the Closing (and which amount, had it been payable, would have constituted an Assumed Liability under Section 2.4(a)); provided further, however, Buyer shall have no reimbursement obligation to Seller under this Section 5.2(f) if Buyer otherwise is obligated to make a payment to the Executive under his agreement listed on
Schedule 2.4(a) pursuant to Section 2.4(a).

     As used herein, "Good Reason" means the occurrence of any of the following:
(x) the assignment to the Executive in question of duties inconsistent with, or a substantial alteration in the nature or status of, such Executive's responsibilities with respect to the Business at the MN Division immediately before the Closing; (y) a reduction in the Employee's base salary or in the benefits that Buyer is required to provide such Executive pursuant to Section 7.2; or (z) such Executive's relocation to a work site requiring an increase in one-way commute from such Executive's residence of more than 35 miles.

          (g) Factored Accounts Receivable. Buyer 10 shall use commercially reasonable efforts to collect the accounts receivable that were sold by Seller to ABN AMRO N.V. pursuant to a Master Purchase Agreement, dated June 24, 1996, as amended on December 31, 1996, between Seller and ABN AMRO N.V. and promptly remit any of such collections to Seller.

          (h) Shareholders' Meetings. Buyer shall call and hold a meeting of its shareholders as promptly as practicable for the purpose of voting upon the approval of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a) HSR Act and Exon-Florio. In respect of the notifications of Buyer and Seller pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated without the receipt of any objection from any Governmental Authority. A notice of determination not to investigate shall have been given under the Exon-Florio Amendment to the Defense Production Act of 1950.

          (b) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

          (c) Supply and License Agreements. Buyer and Seller shall have entered into the Cross-License Agreement (substantially in the form of Exhibit A). Buyer and Seller shall have entered into a supply agreement with respect to existing supply arrangements currently in effect between the MN Division and the Microwave Radio Communications Broadband Division of Seller (it being understood that each of Seller and Buyer shall use commercially reasonable efforts to negotiate and agree upon the terms and conditions of such supply agreement from and after the date hereof until the Closing).

     6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions:

          (a) Representations, Performance. Each of the representations and warranties of Seller contained in this Agreement that is 10 qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all agreements and conditions required by the Agreement to be performed or complied with by it prior to or on the Closing Date. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

          (b) No Material Adverse Change. Since the date hereof, (i) there shall not have occurred any material adverse change in the financial condition, results of operations or Assets of the Business, except for the results shown and changes forecast in Schedule 3.7(a) and losses for the quarter ending June 30, 1998 not in excess of the negative contribution shown on Schedule 3.7(a), and other than changes in the MN Division's intercompany account with CMI corporate, which changes represent (x) the results of operations of the MN Division, (y) the cash advanced to the MN Division by CMI corporate or repaid by the MN Division to CMI corporate, and (z) certain allocations between CMI corporate and the MN Division, which allocations shall have been made in the ordinary course of business consistent in type and amount with past practice, and (ii) there shall not have occurred, in the aggregate, any change in the ETC's and EAC's of the Business' Contracts such as to cause a material adverse change in its financial quarterly contribution.

          (c) Consents. Seller shall have obtained and shall have delivered to Buyer copies of (i) all Governmental Approvals required to be obtained by Seller in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, and (ii) all Consents (including, without limitation, all Consents required under any Contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and listed on Schedule 6.2(c). Buyer shall have obtained the Consents listed on Schedule 4.2.

          (d) Corporate Proceedings. All corporate and other proceedings of Seller in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          (e) Transfer Documents. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

               (i) a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Assets;

               (ii) assignments of all Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to Buyer all of Seller's right, title and interest therein and thereto;

               (iii) an assignment of lease, dated as of the Closing Date, with respect to each Lease; and

               (iv) certificates of title to all motor vehicles included in the Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date.

          (f) Environmental Reports. Buyer at its own expense shall have received from an environmental consulting firm of its choice, an environmental site assessment report and analytical report covering the Leased Real Property (including analyses of samples, soil and groundwater taken from all areas of the Leased Real Property as may be deemed appropriate by such consulting firm), which reports shall be in form, scope and substance reasonably satisfactory to Buyer. In addition, Buyer shall be reasonably satisfied with the results of its due diligence investigation of environmental matters in respect of the Leased Real Property.

     6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions:

          (a) Representations, Performance, etc. Each of the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

          (b) Assumption Agreement. Seller shall have received from Buyer an Assumption Agreement, in substance and form satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

          (c) Corporate Proceedings. All corporate proceedings of Buyer in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Seller, and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          (d) Consents and Approvals. Seller shall have obtained all Governmental Approvals necessary to consummate the transactions contemplated hereby.


                                   ARTICLE VII
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     7.1 Employment of Seller's Employees. Buyer intends to offer employment, effective as of the Closing Date, to those employees listed on Schedule 7.1 attached hereto and other employees who are hired from the date hereof through the Closing Date in the ordinary course of business, consistent with past practices, in each case who are employed by Seller on the Closing Date in the MN Division primarily in the operation of the Business, at then current wage or salary levels; provided, however, that Seller shall not, from the date hereof until the Closing, hire any such employee with an annual compensation of $50,000 or more without the prior consent of Buyer. Those employees who accept such offers of employment and become employees of Buyer shall be referred to herein as the "Transferred Employees". Effective as of the Closing Date, Buyer shall assume the liability of Seller in respect of the Transferred Employees for accrued but unpaid salaries, wages, vacation and sick pay and 1998 cash incentive compensation, but only to the extent such liability is accrued as a liability on the Final Closing Statement of Net Assets. Buyer shall not have any liability, obligation or commitment with respect to any employee of Seller or Employee Benefit Plan or any claim thereof or related thereto except to the extent expressly provided in this Article VII with respect to Transferred Employees and except as provided in Section 2.4(a) and Section 5.2(f).

     7.2 Welfare and Fringe Benefit Plans. Following the Closing Date and through December 31, 1998, Buyer shall provide Transferred Employees with life insurance, medical coverage and other employee welfare benefit plans, programs, policies or arrangements, on a basis comparable in the aggregate to those provided Transferred Employees prior to the Closing Date; provided, however, that Buyer shall not be required to provide Transferred Employees with any stock-based plans relating to equity securities (or their equivalent, such as phantom stock plans or SARs) or (except as provided in the next sentence) any incentive bonus programs based on the achievement of financial targets; provided further, however, that if any Transferred Employee becomes entitled to a payment under an agreement listed in Schedule 2.4(a) or under a Severance Agreement, then Buyer shall not be required to provide such Transferred Employee with any other severance payment or benefit. For the period following the Closing Date through December 31, 1998, Buyer will provide or establish a cash incentive bonus program(s) based on the achievement of financial targets established by Buyer for such period, to those Transferred Employees who currently are eligible for cash incentive bonus program(s) of Seller based on the achievement of financial targets, the potential of which cash incentive bonus program(s) of Buyer shall be comparable in the aggregate to such cash incentive bonus program(s) of Seller.


                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the written agreement of Buyer and Seller;

          (b) by either Seller or Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. California time on April 30, 1998, unless such date shall be extended by the mutual written consent of Seller and Buyer;

          (c) by Buyer by written notice to Seller if (i) the representations and warranties of Seller shall not have been true and correct in all material respects as of the date when made or (ii) if any of the conditions set forth in
Section 6.1 or 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. California time on April 30, 1998, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

          (d) by Seller by written notice to Buyer if (i) the representations and warranties of Buyer shall not have been true and correct in all material respects as of the date when made or (ii) if any of the conditions set forth in
Section 6.1 or 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. California time on April 30, 1998, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 10.2 and except for any liability resulting from such party's breach of this Agreement.


                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 By Seller. Subject to the terms and conditions of this Article IX, Seller covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

          (i) Any misrepresentation or breach of any warranty of Seller contained in this Agreement; provided, however, that, for purposes of this
Article IX, in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds contained in any representation or warranty herein shall be disregarded;

provided further that any claim for indemnification by Buyer under this clause
(i) may be made no later than 18 months from and after the Closing Date, excepting only that any claim for misrepresentation or breach of warranty under Sections 3.6, 3.10(a), 3.18, 3.19 and 3.21 may be made no later than a date thirty days from and after the expiration of the period of the applicable statute of limitations;

          (ii) any failure of Seller to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation in respect thereof;

          (iii) any Excluded Liabilities;

          (iv) any and all benefit liabilities in respect of employees except, with respect to Transferred Employees, to the extent assumed by Buyer pursuant to Article VII; and

          (v) any product liability claim with respect to products manufactured by Seller and sold prior to the Closing.

     Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clauses (i) and (v) above pursuant to this Section unless and until the aggregate amount of all claims against Seller exceeds $200,000 and then only to the extent such aggregate amount exceeds $200,000. Claims thereafter may be asserted regardless of amount. Seller's maximum liability to Buyer Indemnitees under clauses (i) and (v) of this Section shall not exceed $17,850,000.

     9.2 By Buyer. Subject to the terms and condition of this Article IX, Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnitees") from and against, and pay or reimburse Seller Indemnities for, any and all Losses resulting from or arising out of:

          (i) any misrepresentation or breach of warranty of Buyer contained in this Agreement; provided that any claim for indemnification by Seller under this paragraph (i) may be made no later than 18 months from and after the Closing Date;

          (ii) any failure of Buyer to perform any covenant or agreement made or contained in the Agreement or fulfill any other obligation in respect thereof;

          (iii) the Assumed Liabilities;

          (iv) claims made on or drawings under any of the letters of credit or performance or surety bonds referred to in Schedule 5.2(e) attached hereto;

          (v) the use by Buyer of any Seller tradenames or trademarks after the Closing Date other than as permitted or contemplated by Section 5.2(d) or by the Cross-License Agreement; and

          (vi) the operation of the Business by Buyer or Buyer's ownership, operation or use of the Assets following the Closing Date except to the extent that such Loss is the result of any action of Seller prior to the Closing.

     Buyer shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clause (i) above pursuant to this Section unless and until the aggregate amount of all claims against Buyer exceeds $200,000 and then only to the extent such aggregate amount exceeds $200,000. Claims thereafter may be asserted regardless of amount. Buyer's maximum liability to Seller Indemnitees under clause (i) of this Section shall not exceed $17,850,000.

     9.3 Adjustments to Indemnification Payments. Any payment made by Seller to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnitees, on the other hand, pursuant to this Article IX in respect of any claim shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Article IX; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification.

     9.4 Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the

Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article IX and the records of each shall be available to the other with respect to such defense.

     9.5 Expiration of Representations and Warranties, etc. All representations and warranties contained in this Agreement shall survive the Closing for a period of 18 months; provided that the representations and warranties stated in Sections 3.6, 3.10(a), 3.19 and 3.21 shall survive the Closing for the applicable statute of limitations.

     9.6 Exclusive Remedy. The indemnifications provided for in this Article IX shall be the sole and exclusive post-Closing remedies available to either party against the other party for any claims under or based upon this Agreement.

     9.7 Set-Off. If it is established pursuant to Article IX that an indemnification payment is required to be made to Buyer, then Buyer shall be entitled, in addition to any other right or remedy it may have, to set-off the amount of the indemnification payment so established against any amounts due and payable to Seller hereunder at the time any such indemnification payment is so required to be made.


                                    ARTICLE X
                           DEFINITIONS, MISCELLANEOUS

     10.1 Definition of Certain Terms. The terms defined in this Section 10.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

     Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person. "Control" (including the terms "Controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     Agreement: means this Asset Purchase Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended, supplemented or waived.

     Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     Assets: has the meaning set forth in Section 1.1.

     Assumed Liabilities: has the meaning set forth in Section 2.4.

     Backlog: has the meaning set forth in Section 3.24.

     Book Amount: has the meaning set forth in Section 2.7(d).

     Books and Records: all books and records, including manuals, price lists, mailing lists, lists of customers, production data, sales and promotional materials, purchasing materials, personnel records, manufacturing and quality control records and procedures, research and development files, accounting records, tax records and litigation files (regardless of the media in which stored), in each case relating to or used in the Business.

     Business: the business currently conducted by Seller through its MN Division, as described in Recital A at the head of this Agreement.

     Buyer: has the meaning set forth in the first paragraph of this Agreement.

     Buyer Indemnitees: has the meaning set forth in Section 9.1.

     Buyer's Arbitrator: has the meaning set forth in Section 10.6(c).

     Cash Portion: has the meaning set forth in Section 2.2.

     Closing: has the meaning set forth in Section 2.1.

     Closing Date: has the meaning set forth in Section 2.1.

     Closing Statement of Net Assets: has the meaning set forth in Section
2.7(c).

     Code: the Internal Revenue Code of 1986, as amended.

     Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

     Contract: has the meaning set forth in Section 3.11(a).

     Cross-License Agreement: has the meaning set forth in Section 1.3(b).

     December Balance Sheet: has the meaning set forth in Section 3.4.

     Disputes: has the meaning set forth in Section 10.6(a).

     Disputing Person: has the meaning set forth in Section 10.6(b).

     $ or dollars: lawful money of the United States.

     E&Y: has the meaning set forth in Section 2.7(c).

     EAC's: has the meaning set forth in Section 2.7(c).

     Employee Benefit Plans: has the meaning set forth in Section 3.21(a).

     Environmental Laws: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release, arranging for the disposal or transportation of any Hazardous Substances.

     Environmental Liabilities and Costs: all Losses imposed by, under or pursuant to Environmental Laws, or for damages (including without limitation, personal injury, property damage, property diminution, medical monitoring or fear of illness) allegedly resulting from exposure to hazardous or other substances, including all fees, disbursements and expenses of counsel or technical consultants.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended.

     Estimated Closing Date Net Assets: has the meaning set forth in Section 2.7(a).

     Estimated Closing Statement of Net Assets: has the meaning set forth in
Section 2.7(a).

     ETC's: has the meaning set forth in Section 2.7(c).

     Excluded Assets: has the meaning set forth in Section 1.2.

     Excluded Liabilities: has the meaning set forth in Section 2.5.

     Executive: has the meaning set forth in Section 5.2(f).

     Final Closing Statement of Net Assets: has the meaning set forth in Section 2.7(f).

     Final Determination: has the meaning set forth in Section 10.6(e).

     Financial Statements: has the meaning set forth in Section 3.4.

     GAAP: generally accepted accounting principles as in effect in the United States.

     Good Reason: has the meaning set forth in Section 5.2(f).

     Governmental Approval: any Consent of, with or to any Governmental
Authority.

     Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Israel, the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

     Hazardous Substances: any substance that: (i) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (ii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

     HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "include" and "including" shall be construed as if followed by the phrase "without being limited to".

     Indemnified Party: has the meaning set forth in Section 9.4.

     Indemnifying Party: has the meaning set forth in Section 9.4.

     Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof but excluding the name "California Microwave"; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights similar to any of the foregoing; and (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

     Intellectual Property Licenses: has the meaning set forth in Section 3.16.

     Inventories: has the meaning set forth in Section 1.1(c).

     IRS: the Internal Revenue Service.

     June Balance Sheet: has the meaning set forth in Section 3.4.

     Leased Real Property: means all space leased pursuant to the Leases.

     Leases: means the real property leases, subleases, use agreements, licenses and occupancy agreements pursuant to which Seller is the lessee, sublessee, user, licensee or occupant related to the Business, other than real property leases, subleases, licenses and occupancy agreements included in Excluded Assets.

     Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations.

     Logos: has the meaning set forth in Section 5.2(d).

     Losses: has the meaning set forth in Section 9.1.

     Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, financial condition, properties, assets or liabilities of the Business.

     MNI: has the meaning set forth in Recital A at the beginning of this Agreement.

     MN Division: has the meaning set forth in Recital A at the beginning of this Agreement.

     MRC: has the meaning set forth in Recital A at the beginning of this Agreement.

     Names: has the meaning set forth in Section 5.2(d).

     Neutral Auditor: has the meaning set forth in Section 2.7(f).

     Non-Competition Period: has the meaning set forth in Section 5.1(f).

     Non-Transferred Foreign Cash: has the meaning set forth in Section 2.7(g).

     Notice of Arbitration: has the meaning set forth in Section 10.6(b).

     Owned Intellectual Property: has the meaning set forth in Section 3.16.

     Permitted Liens: (i) Liens reserved against in the December Balance Sheet, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP, (iii) contract rights of third parties to Contracts, or (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Business or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.

     Person: any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

     Physical Count Amount: has the meaning set forth in Section 2.7(d).

     Prime Rate: has the meaning set forth in Section 2.7(b).

     Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

     Resolution Period: has the meaning set forth in Section 2.7(e).

     Seller: has the meaning set forth in the first paragraph of this Agreement.

     Seller Indemnitees: has the meaning set forth in Section 9.2.

     Seller Foreign Subsidiaries: Microwave Networks (Philippines), Inc., a registered Philippine company; California Microwave S.A. de C.V., Inc., a registered Mexican company; and Microwave Networks Australia Pty Ltd., a registered Australian company.

     Seller's Arbitrator: has the meaning set forth in Section 10.6(c).

     Severance Agreement: has the meaning set forth in Section 5.2(f).

     Shares: has the meaning set forth in Section 3.10(a).

     Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

     Tax: any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

     Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Transaction: has the meaning set forth in Section 5.1(g).

     Transaction Expenses: has the meaning set forth in Section 10.2.

     Transfer Taxes: has the meaning set forth in Section 10.8.

     Transferred Employee: has the meaning set forth in Section 7.1.

     Treasury Regulations: the regulations prescribed pursuant to the Code.

     TTS: has the meaning set forth in Recital A at the beginning of this Agreement.

     Window Period: has the meaning set forth in Section 5.2(d)(ii).


     10.2 Expenses. Except to the extent otherwise provided hereby, Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including filing fees (if any) required in connection with the HSR Act and the Exon-Florio Amendment to the Defense Production Act of 1950 and attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.

     10.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     10.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram.

          (i) if to Buyer, to

              Tadiran Ltd.
              29 Hamerkava Street
              P.O.B. 150 Holon
              Israel
              Facsimile: (972)-3-5573289
              Attention: Bosmat Chelouche, Esq.


              with a copy to:

              Whitman Breed Abbott & Morgan LLP
              200 Park Avenue
              New York, NY  10166
              Facsimile:  212/351-3131
              Attention:  James P. Gerkis, Esq.

          (ii) if to Seller, to

               California Microwave, Inc.
               1143 Borregas Avenue
               Sunnyvale, California 94089
               Attn: George L. Spillane
               Facsimile: 408/743-3482
               with a copy to:

               Richard W. Canady, Esq.
               Howard, Rice, Nemerovski, Canady,
                  Falk & Rabkin
               A Professional Corporation
               Three Embarcadero Center, 7th Floor
               San Francisco, California 94111
               Facsimile: 415/399-3041

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by facsimile or telegram, on the next day following the day on which such facsimile or telegram was sent, provided that a copy is also sent by certified or registered mail.

     10.5 Miscellaneous.

          (a) Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          (b) Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (c) Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          (d) Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York, and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          (e) Bulk Sales. Buyer and Seller hereby waive compliance by the other with the provisions of the bulk sales laws of any jurisdiction. Seller shall indemnify and hold harmless Buyer from and against any and all Losses resulting from or arising out of any noncompliance or alleged noncompliance with such bulk sales laws.

          (f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          (g) Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto; provided, however, that Buyer may assign this Agreement to any of its Subsidiaries (it being understood and agreed that no such assignment by Buyer pursuant to this proviso shall relieve Buyer of any of its obligations hereunder); provided further that from and after the Closing Buyer shall have the right to assign its rights (but not its obligations) hereunder.

          (h) No Third Party Beneficiaries. Except as provided in Article IX with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          (i) Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

     10.6   Arbitration Procedure.

          (a) Buyer and Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any and all disputes regarding claims for money damages based upon, arising out of or in any way connected with this Agreement or the transactions contemplated herein (the "Disputes"). Nothing in this Section 10.6 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby agree and acknowledge that, except as otherwise provided in this Section 10.6 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act as in effect in the State of New York.

          (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 45 days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 75 days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the New York City office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and the amount and nature of damages or other relief sought to be recovered as a result of any alleged claim and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein.

          (c) Buyer and Seller each shall select one arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Buyer's Arbitrator" and "Seller's Arbitrator," respectively). In the event that either party fails to select an arbitrator as set forth herein within 30 days after the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Buyer's Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the Dispute, and the three arbitrators so selected shall resolve the Dispute according to the procedures set forth in this Section
10.6. If Seller's Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller's Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within ten days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Buyer's Arbitrator.

          (d) The arbitrators selected pursuant to Section 10.6(c) shall determine the allocation of the costs and expenses of arbitration.

          (e) The arbitration shall be conducted in New York City, under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of Buyer and Seller. The arbitrators shall conduct the arbitration such that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 120 days after the delivery of the Notice of Arbitration nor later than ten days following completion of the arbitration. The Final Determination shall be made in writing, shall state the basis for such determination and shall be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties, and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

          (f) Buyer and Seller may enforce any Final Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient form.

     10.7 Attorneys Fees. In the event any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

     10.8 Liability for Transfer Taxes. Buyer and Seller shall each be responsible for and pay in a timely manner 50% of all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes) that are the primary responsibility of such party under applicable law; provided, however, that such party's preparation of any such Tax Returns shall be subject to the other party's approval, which approval shall not be withheld or delayed unreasonably.

     10.9 Notification of Certain Claims. From and after the Closing until the first anniversary thereof, Seller shall use commercially reasonable efforts to provide Buyer with prior notice of any claim or dispute or potential claim or dispute between Seller or any Subsidiary of Seller and a Person that is currently a supplier, customer, representative or employee of the Business or was a supplier, customer, representative or employee of the Business at any time during the last three years; provided, however, Seller shall have no liability to Buyer for failure to give any such notice pursuant to this Section 10.9.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        TADIRAN LTD.


                                        By:
                                            ------------------------------------
                                            Name:  Israel Zamir
                                            Title: President


                                        By:
                                            ------------------------------------
                                            Name:  Yossef ben Shalom
                                            Title: Chief Financial Officer



                                        CALIFORNIA MICROWAVE, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT A

      CROSS-LICENSE AGREEMENT


     CROSS-LICENSE AGREEMENT dated as of April __, 1998 (this "Agreement"), between California Microwave, Inc. a Delaware corporation ("CMI"), and Tadiran Microwave Networks, Inc., a Delaware corporation ("Buyer").


                                    RECITALS

     WHEREAS, Buyer, CMI and Tadiran Limited ("Tadiran") have entered into that certain Asset Purchase Agreement dated as of March 1, 1998, as amended (the "Purchase Agreement"), in connection with the sale and purchase of the Assets (as defined below) of the MN Division of CMI (the "MN Division"), which sale and purchase has closed or is closing effective as of the date hereof simultaneously with the execution and delivery of this Agreement (the "Closing Date"); and

     WHEREAS, effective as of the Closing Date the parties hereto currently own or have licenses to use various intellectual property rights heretofore used primarily (in some circumstances) and not primarily (in other circumstances) in connection with the Business (as defined below) of the MN Division; and

     WHEREAS, the parties hereto have determined that this Agreement is appropriate in order to effectuate the purposes of the Purchase Agreement as described therein, and in order to promote a clear understanding of their respective intellectual property rights subsequent to the Closing Date;

     NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants herein and therein, the sufficiency and receipt of which hereby are acknowledged, the parties hereby agree as follows:


     ARTICLE I. DEFINITIONS.

     Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):


     "Affiliate" shall have the meaning set forth in the Purchase Agreement.

     "Agreement" shall have the meaning specified in the first paragraph hereof.

     "Assets" shall have the meaning set forth in the Purchase Agreement.

     "Business" shall have the meaning set forth in the Purchase Agreement.

     "Buyer Intellectual Property" shall have the meaning specified in Section 2.01.

     "Closing" shall have the meaning set forth in the Purchase Agreement.

     "Closing Date" shall have the meaning specified in the recitals to this Agreement.

     "CMI Intellectual Property" shall have the meaning specified in Section
2.02.

     "Intellectual Property" shall have the meaning set forth in the Purchase Agreement.

     "MN Division" shall have the meaning specified in the recitals to this Agreement.

     "Notice" shall have the meaning specified in Section 9.03.

     "Person" shall have the meaning set forth in the Purchase Agreement.

     "Purchase Agreement" shall have the meaning specified in the recitals to this Agreement.

     "Term" shall have the meaning specified in Section 8.01.


     ARTICLE II. OWNERSHIP OF INTELLECTUAL PROPERTY ASSETS.

     Section 2.01. The parties agree that, as a result of the Closing under the Purchase Agreement, Buyer will acquire and own all right, title and interest, including the right to sue and collect past and future damages, in any Intellectual Property which relates primarily to the Business (the "Buyer Intellectual Property").

     Section 2.02. The parties agree that CMI will continue to own all right, title and interest, including the right to sue and collect past and future damages, in any Intellectual Property which is being used as of the Closing Date in the operation of the Business but does not constitute Intellectual Property that relates primarily to the Business (the "CMI Intellectual Property").

     Section 2.03. The confirmation of ownership of the Intellectual Property rights provided for under Sections 2.01 and 2.02 is subject to all pre-existing third party rights, obligations and restrictions as of the Closing Date.


     ARTICLE III. INTELLECTUAL PROPERTY LICENSES.

     Section 3.01. Buyer hereby grants as of the Closing Date to CMI a non-assignable, worldwide, fully paid-up, royalty-free, non-exclusive license for the duration of the Term, including the right to grant sublicenses (but such sublicenses may be granted only to Affiliates of CMI, contractors for whom CMI or any of its Affiliates is acting as a subcontractor (who will also have the right to sublicense to end-user customers) and end-user customers of CMI or any of its Affiliates), under the Buyer Intellectual Property, to manufacture, have manufactured, use, offer to sell, and sell, lease, license or otherwise transfer any and all methods, apparatus, processes, compositions and products, and offer and provide any services, in each case in connection with all fields of activity other than the fields of activity of the business of Buyer. Any sublicense permitted hereunder shall not extend beyond the Term.

     Section 3.02. CMI hereby grants as of the Closing Date to Buyer a non-assignable, worldwide, fully paid-up, royalty-free, non-exclusive license for the duration of the Term, including the right to grant sublicenses (but such sublicenses may be granted only to Affiliates of Buyer, contractors for whom Buyer or any of its Affiliates is acting as a subcontractor (who will also have the right to sublicense to end-user customers) and end-user customers of Buyer or any of its Affiliates), under the CMI Intellectual Property, to manufacture, have manufactured, use, offer to sell, and sell, lease, license or otherwise transfer any and all methods, apparatus, processes, compositions and products, and offer and provide any services, in each case in connection with all fields of activity other than the fields of activity of the business of CMI. Any sublicense permitted hereunder shall not extend beyond the Term.

     Section 3.03. The rights granted by the parties under Sections 3.01 and
3.02 are subject to all pre-existing third party rights, obligations and restrictions as of the Closing Date.

     Section 3.04. Each of the parties hereto understands and agrees that, except as otherwise expressly provided, no party hereto is in this Agreement making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency. The foregoing provisions of this Section shall not, however, limit, modify or impact in any manner whatsoever any of the representations and warranties of CMI or Buyer in the Purchase Agreement, all of which shall remain unaffected hereby.

     Section 3.05. The rights granted by the parties under Sections 3.01 and
3.02 are limited to the Intellectual Property owned by the parties as of the Closing Date (after giving effect to the Closing) and do not include any intellectual property rights that are acquired or come into existence thereafter.

     Section 3.06. Except as may be specifically provided for in this Agreement or the Purchase Agreement, the parties agree that no party shall be obligated to provide any technical assistance, or to transfer any technical information or documentation associated therewith, to any other party.

     ARTICLE IV. UNDERTAKINGS.

     Section 4.01. To the extent that the grants of Intellectual Property rights and licenses under Article III herein would violate or be prohibited by any agreement with a third party, and such Intellectual Property actually is used by the grantee party, then the granting party undertakes to use reasonable efforts to obtain the necessary consent(s) from such third party so as to be permitted to make such grants. However, each party hereto understands and agrees that no party hereto is in this Agreement representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications possibly contemplated by this Agreement will satisfy the provisions of any and all applicable agreements or the requirements of any or all applicable laws or judgments. The foregoing provisions of this Section shall not, however, limit, modify or impact in any manner whatsoever any of the representations and warranties of CMI or Buyer in the Purchase Agreement, all of which shall remain unaffected hereby.

     Section 4.02. To the extent a party or its Affiliates shall require technical assistance in connection with the Intellectual Property licensed hereunder, then that technical assistance may be provided (but shall not be required to be provided), if at all, pursuant to a separate agreement entered into by the parties pursuant to terms and conditions agreed to by the parties.

     ARTICLE V. CONFIDENTIALITY.

     From and after the Closing Date, each party will, and will cause its Affiliates to, hold in strict confidence, and will not use to the detriment of the other party or any of such party's Affiliates, all information that is licensed pursuant to this Agreement; provided, however, that either party may disclose any of such information to third parties performing services on behalf of the disclosing party who have a need to know such information in order to perform such services and have agreed in writing to maintain the same confidential. Also, each party may disclose such information to contractors or end user customers of such party who have a need to know such information and have agreed in writing to maintain the confidentiality of the same or, in the case of any such disclosure to the U.S. government, if such party has taken all reasonable steps to maintain the confidentiality of the same. Notwithstanding the foregoing, either party may disclose such information (i) by judicial or administrative process or by other requirements of law, (ii) if the same hereafter is in the public domain through no fault of such party, or (iii) if the same is later acquired by such party from another source and the other party is not aware that such source is under an obligation to another Person to keep such information confidential.


     ARTICLE VI. THIRD PARTY INFRINGEMENT.

     Section 6.01. If Buyer determines that a person or entity is infringing on or unlawfully using CMI Intellectual Property, Buyer shall notify CMI. CMI, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at CMI's sole expense; and CMI, as a result thereof, shall retain all damages and other compensation received as a result of taking such actions against such infringement. Buyer shall not take any action in connection with such infringement or unlawful use (including without limitation any action to settle or compromise any such claim, action or proceeding).

     Section 6.02. If CMI determines that a person or entity is infringing on or unlawfully using Buyer Intellectual Property, CMI shall notify Buyer. Buyer, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at Buyer's sole expense; and Buyer, as a result thereof, shall retain all damages and other compensation received as a result of taking such actions against such infringement. CMI shall not take any action in connection with such infringement or unlawful use (including without limitation any action to settle or compromise any such claim, action or proceeding).

     ARTICLE VII. INDEMNITY.

     Section 7.01. Buyer agrees to indemnify and hold CMI, its Affiliates and their respective officers, directors, employees and agents, harmless from and against any damages, liabilities, losses and expenses arising out of any claim by any third party, including, without limitation, reasonable attorneys' fees and amounts paid in settlement of any claim, of any kind or nature whatsoever, which may be sustained or suffered as a result of any use by Buyer of CMI Intellectual Property.

     Section 7.02. CMI agrees to indemnify and hold Buyer, its Affiliates and their respective officers, directors, employees and agents, harmless from and against any damages, liabilities, losses and expenses arising out of any claim by any third party, including, without limitation, reasonable attorneys' fees and amounts paid in settlement of any claim, of any kind or nature whatsoever, which may be sustained or suffered as a result of any use by CMI of Buyer Intellectual Property.

     ARTICLE VIII. TERM AND TERMINATION.

     Section 8.01. This Agreement shall commence on the Closing Date and shall continue for a period of one year thereafter unless sooner terminated as provided herein (the "Term").

     Section 8.02. This Agreement may be terminated by any party with respect to the other party upon written notice to the other party if the other party fails to perform or otherwise breaches in any material respect an obligation under this Agreement; provided, however, that such party failing to perform or otherwise breaching shall have 30 days from the date notice of intention to terminate is received to cure the failure to perform or breach of an obligation.

     Section 8.03. This Agreement shall terminate automatically without action by either party if any party shall cease or threaten to cease paying its debts when due in the ordinary course or to carry on its business, become insolvent, propose a compromise or arrangement with its creditors or otherwise take advantage of any law for the relief of debtors, a receiver is appointed for any of the other party's assets or any step or proceeding is taken to have the other party declared bankrupt or be liquidated, dissolved, wound up or reorganized.

     Section 8.04. Termination under this Article VIII will be effected by notice given by the terminating party to the other party, except with respect to a situation described in Section 8.03 where no notice shall be required.

     Section 8.05. Any termination of this Agreement shall not affect any of the rights of either party hereto which shall have arisen prior to such termination.

     Section 8.06. Upon termination or expiration of this Agreement, (a) each party's rights with respect to use of the other party's Intellectual Property in any way shall be as if this Agreement had not been entered into, and (b) each party shall cease using the other party's Intellectual Property immediately in any way.


     ARTICLE IX. MISCELLANEOUS.

     Section 9.01. Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the entire agreement and understanding between and among the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings among the parties with respect to such subject matter.

     Section 9.02. Counterparts. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

     Section 9.03. Notices. All notices, consents, requests, waivers or other communications required or permitted under this Agreement (each a "Notice") shall be in writing and shall be sufficiently given (a) if hand delivered or sent by telecopy, (b) if sent by nationally recognized overnight courier, or (c) if sent by registered or certified mail, postage prepaid, return receipt requested, and in each case addressed as follows:

     If to Buyer:


     Tadiran Microwave Networks, Inc.
     4000 Greenbriar
     Stafford, Texas  77477
     Attention:  President

     with a copy to:

     c/o Tadiran Ltd.
     29 Hamerkava Street
     P.O.B. 150
     Holon, Israel
     Attention:  Bosmat Chelouche, Esq.

     and:

     Whitman Breed Abbott & Morgan LLP
     200 Park Avenue
     New York, NY  10166
     Attention: James P. Gerkis, Esq.

     If to CMI:

     California Microwave, Inc.
     1143 Borregas Avenue
     Sunnyvale, California 94089
     Attn:  George L. Spillane

     with a copy to:

     Richard W. Canady, Esq.
     Howard, Rice, Nemerovski, Canady,
     Falk & Rabkin
     A Professional Corporation
     Three Embarcadero Center, 7th Floor
     San Francisco, California 94111

or such other address as shall be furnished by any of the parties in a Notice. Any Notice shall be deemed effective upon receipt.

     Section 9.04. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish the other party's right to demand strict performance thereafter of that or any other provision hereof.

     Section 9.05. Amendments. This Agreement may be amended, supplemented or waived only by a subsequent writing signed by each of the parties.

     Section 9.06. Assignment. This Agreement may not be assigned by any party without the consent of the other parties.

     Section 9.07. Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties.

     Section 9.08. Third Party Beneficiaries. Except with respect to indemnified parties referred to in Article VII, each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     Section 9.09. Specific Performance. Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that in the event of a breach or threatened breach of any provision of this Agreement by either party, the other party, may, in addition to all other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or compelling specific performance without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement or otherwise.

     Section 9.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

     Section 9.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                        TADIRAN MICROWAVE NETWORKS, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:



                                        CALIFORNIA MICROWAVE, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title: